Exhibit 99.1

NEWS COPY	INFORMATION CONTACT:
Dee Johnson
FOR IMMEDIATE RELEASE	(314) 746-1869
VIASYSTEMS AND MERIX COMPLETE MERGER
Merger Creates Global Leader in Printed Circuit Boards with
Extended Capabilities and Cost Synergies
ST. LOUIS, February 16, 2010 — Viasystems Group, Inc. (NASDAQ:VIAS) today completed a merger with Merix Corporation, forming an industry leader in printed circuit boards (PCBs) and electro-mechanical solutions. The companies had announced on October 6, 2009 their intention to merge.
The combined company will go forward under the name Viasystems Group, Inc. and will maintain its headquarters in St. Louis, Missouri. Viasystems is newly listed on the NASDAQ Global Market under the ticker VIAS and expects trading in its shares to begin tomorrow, February 17.
“Viasystems is a world-class leader in PCB fabrication and related electro-mechanical solutions,” said David M. Sindelar, Chief Executive Officer of Viasystems. “With the addition of Merix, we now have the capability to manufacture high layer count PCBs using leading-edge technology in both North America and Asia. In addition, the combined company now has the ability to respond better to the rapid prototyping and quick-turn requirements of our customers globally. This portfolio of capabilities enables us to expand our service offerings to customers of both Viasystems and Merix and provides an opportunity for growth with existing and new customers.”
Based on the results for the twelve months ended December 31, 2009 for Viasystems and November 28, 2009 for Merix, on a pro forma basis, the combined operation would have had approximately $745 million of revenue. The Company expects that annual cost synergies of approximately $20 million can be achieved through steps initiated within the next 60 days.
Viasystems has approximately 20 million shares of common stock. Shareholders of Merix Corporation (NASDAQ:MERX) received approximately 0.11 shares of Viasystems for each share of Merix, altogether approximately 2.5 million Viasystems shares or 12.5 percent of the equity. Holders of 98 percent of the Merix convertible debentures received, in the aggregate, $35 million cash and approximately 1.4 million Viasystems shares or 7.0 percent of the equity. The prior Viasystems common and preferred stockholders hold approximately 80.5 percent of the combined company as of the closing.
Viasystems expects to adopt all the governance and reporting standards applicable to widely held public companies under the NASDAQ Listing Standards, including maintaining a board of directors composed of a majority of independent directors and the establishment of independent audit, compensation and nominating committees.
Revolving Credit Facility
In conjunction with the merger, Viasystems entered into a $75 million asset-based revolving credit agreement with Wells Wachovia. There are no borrowings under the facility.
Appointment of Board Members
Three members of the Merix Board of Directors have been appointed to the Board of Directors of Viasystems, in accordance with provisions of the Merger Agreement. They are Mr. Michael D. Burger, former President and Chief Executive Officer of Merix; Ms. Kirby A. Dyes, a former Director of Merix; and Mr. William C. McCormick, former Chairman of the Merix Board of Directors. Mr. Burger will not have a management role in Viasystems. One member of the Viasystems Board of Directors, Ms. Diane H. Gulyas, has resigned from the Board. The Viasystems Board now consists of 12 members, in accordance with the Merger Agreement.
About Viasystems Group, Inc.
Viasystems is a worldwide provider of complex multi-layer, rigid printed circuit boards (PCBs) and electro-mechanical solutions (E-M Solutions). Its PCBs serve as the “electronic backbone” of many kinds of electronic equipment, and its E-M Solutions products and services integrate PCBs and other components into electronic equipment, including metal enclosures, cabinets, racks and sub-racks, backplanes, cable assemblies and busbars. Viasystems’ 13,000 employees in North America and Asia serve more than 800 customers in the automotive, telecommunications, computer and data communications, industrial and instrumentation, and defense and aerospace markets. For additional information about Viasystems, please visit the Company’s website at www.viasystems.com.
Forward-Looking Statements
Certain statements in this communication may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of the current beliefs, expectations and assumptions of the management of Viasystems regarding future events and are subject to significant risks and uncertainty. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. Viasystems undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise. Actual results may differ materially from those expressed or implied. Such differences may result from a variety of factors, including but not limited to: any actions taken by the Company including but not limited to, restructuring or strategic initiatives (including capital investments or asset acquisitions or dispositions), developments beyond the Company’s control, including but not limited to, changes in domestic or global economic conditions, competitive conditions and consumer preferences, adverse weather conditions or natural disasters, health concerns, international, political or military developments, and technological developments. Additional factors that may cause results to differ materially from those described in the forward-looking statements are set forth under the heading “Item 1A. Risk Factors,” in the Form S-4 filed by Viasystems with the SEC on December 29, 2009, and in Viasystems’ other filings made from time to time with the SEC and available at the SEC’s website, www.sec.gov.